Exhibit 10.1

AGREEMENT AND RELEASE OF CLAIMS

    THIS AGREEMENT AND RELEASE OF CLAIMS (this "Agreement") is effective as of October 2, 2006 (the "Effective Date"), by and between Federated Corporate Services, Inc., a Delaware corporation (the "Company") and a subsidiary of Federated Department Stores, Inc. ("Federated"), and RONALD W. TYSOE ("Tysoe").

WITNESSETH:

    WHEREAS, Tysoe is currently employed by the Company pursuant to the terms of that certain Employment Agreement, dated as of July 1, 2005 by and between Tysoe and the Company (the "Employment Agreement"); and

    WHEREAS, the Company has given notice to Tysoe, pursuant to Section 1.6 of the Employment Agreement, that the services that he currently performs will no longer be required by the Company after October 5, 2006 (the "Separation Date") but that limited services may be required as set forth herein until the date of expiration of the Employment Agreement on June 30, 2007 (the "Retirement Date"); and

    WHEREAS, the parties desire to resolve and effect a final settlement of all claims and all issues related to Tysoe's employment and his separation from employment with the Company, and any and all claims against the Company, Federated and their predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel; and

    WHEREAS, Tysoe and the Company are parties to that certain Severance Agreement (the "Severance Agreement") providing for benefits upon a termination of employment following a change in control of Federated, and this Agreement is intended to supersede and replace in every respect the Severance Agreement.

    NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Tysoe hereby agree as follows:

1.    Resignation. Tysoe hereby resigns, effective on the Separation Date, his position as Vice Chair of Federated. Tysoe further resigns, effective on the Separation Date: (a) from all other offices of the Company or Federated to which he has been elected by the Board of Directors of the Company or Federated (or to which he has otherwise been appointed), (b) from all directorships or offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company or Federated, and (c) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plans for, of or relating to the Company or Federated. The Company and Federated hereby consent to and accept said resignations.

2.    Compensation and Benefits. In consideration of the promises made in this Agreement and subject to the conditions hereof, the Company and Tysoe agree to the following:

      Salary Payments. Tysoe will be entitled to continue to receive his base salary through the Retirement Date as follows: (i) Tysoe will receive $69,166.67 per month (payable in semi-monthly installments in accordance with the Company's regular payroll practices) until May 15, 2007; and (ii) Tysoe will receive a lump sum payment equal to $103,750, payable on or before May 15, 2007.

      Annual Incentive Plan. Tysoe will receive his annual bonus for the 2006 fiscal year, as earned, in accordance with the terms and conditions of the applicable plan, which bonus will be payable when payments under such plan are made to other Federated executives in March 2007. Tysoe will not be eligible for annual bonus participation after the fiscal year 2006 bonus period.

      Stock Credits. Tysoe will receive the earned stock credits for the 2004-2005 performance period, payable as soon as practicable on or after February 4, 2008 and February 2, 2009, but in no event later than December 31 of each such year. Tysoe will be also eligible to earn stock credits for the 2006-2007 performance period, as determined by Federated's Compensation and Management Development Committee, payable as soon as practicable on or after February 4, 2008, but in no event later than December 31 of such year. The number of stock credits earned for both the 2004-2005 performance period and the 2006-2007 performance period will be calculated in accordance with the applicable stock credit plan, without taking into account any forfeiture provisions relating to, or any reduction as a result of, Tysoe's retirement.

      Equity Awards. Tysoe will not be eligible for any additional grants of equity awards after the Effective Date. Tysoe will continue to vest in his outstanding stock options through the Retirement Date and he will be permitted to exercise any such vested options until September 28, 2007. Tysoe acknowledges that all unvested options cease to vest and are forfeited as of the Retirement Date.

      Medical Coverage. Tysoe will be allowed to continue as a plan participant in the Company's medical and dental plans (the "Health Plans") until May 15, 2007 subject to the terms and conditions of the Health Plans, including, but not limited to, timely payment of any employee contributions necessary to maintain participation. Following May 15, 2007, Tysoe will be eligible to continue such medical and dental coverage under the Health Plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"); provided; however, that Tysoe will be subject to all COBRA eligibility requirements and will be responsible for applying for COBRA coverage and paying the applicable premiums and, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, all coverage will be concluded and all payments relating thereto will be made no later than December 31, 2008.

      Life Insurance; AD&D. Tysoe will be entitled to continuation of life and accidental death and dismemberment insurance benefits through the Retirement Date. After the Retirement Date, the Company will have no further obligations to Tysoe relating to life or accidental death and dismemberment insurance coverage.

      Retirement Benefits. Tysoe will receive a lump sum cash payment, payable by May 15, 2007, equal to $101,500, which the parties agree is the estimated difference between (i) the benefits Mr. Tysoe would have received under Federated's Cash Account Pension Plan and Supplementary Executive Retirement Plan (the "Retirement Plans") had he received service credit under such plans through June 30, 2007 and (ii) the retirement benefits Mr. Tysoe will actually be entitled to receive under such Retirement Plans.

      Financial Counseling. Tysoe will be entitled to continuation of financial counseling benefits through May 15, 2007.

      Other Benefits. Tysoe will be entitled to continuation of his executive discount (and gross up payments related thereto), continued participation in the Company's executive car program, and continued use of a Company-paid cellular phone through May 15, 2007. Except as authorized by the Company in connection with its business needs, following the Separation Date, Tysoe will no longer be entitled to use of Federated's corporate aircraft for any purpose.

      Professional Fees. The Company and Tysoe acknowledge and agree that each will be responsible for the payment of their respective legal fees and costs (and related disbursements) incurred in connection with Tysoe's retirement and all matters relating to the negotiation and execution of the releases and all other matters covered by this Agreement.

      Long Term Disability. Tysoe expressly acknowledges that he has been informed that the Company's Long Term Disability coverage plan requires as a condition of participation that the employee be "actively at work" and that he will not, therefore, be eligible to continue to participate in such plan after the Separation Date, except as a result of exercise of any conversion rights as contained in the plan.

      Business Expenses. Tysoe will be responsible for any personal charges incurred on any Company credit card or other account used by him and Tysoe agrees to pay all such charges when due. The Company will reimburse Tysoe for any pending, reasonable business-related credit card charges for which Tysoe has not already been reimbursed provided Tysoe files a proper travel and expense report. Further, Tysoe will be entitled to reimbursement for reasonable travel and business-related expenses in connection with the performance of the duties contemplated by Paragraph 6(a).

      Withholding. The Company will withhold such amounts from the payments described in this Paragraph 2 as are required by applicable tax or other law.

      Other Rights and Obligations.

        Nothing in this Agreement will affect the rights that Tysoe may have under Federated's Profit Sharing 401(k) Investment Plan, which rights will be governed by the terms thereof, as such plan may be modified from time to time consistent with the terms of such plan. It is understood and agreed by the parties that, except as provided in Paragraphs 2(d) and 2(g), this Agreement has no effect on Tysoe's rights accrued prior to the Retirement Date under the Company's Retirement Plans or its equity or deferred compensation plans.

        Except as specifically set forth in this Agreement, no other compensation or benefits are due Tysoe under this Agreement, the Employment Agreement, the Severance Agreement, or any other agreement, policy or program of the Company or Federated. Tysoe and the Company agree that the Severance Agreement will be terminated on the Separation Date, and that he is not owed any compensation or benefits under the Severance Agreement. Tysoe agrees that the compensation and benefits due him under this Agreement are intended to and do fully satisfy any obligation of the Company or Federated to Tysoe under the Employment Agreement and that the Employment Agreement is terminated as of the Separation Date; provided, however, that Section 2.2 of the Employment Agreement (Trade Secrets and Confidential Information) shall not terminate and shall continue to operate and be applicable to Tysoe. The parties further agree that Tysoe will not be required to mitigate the amount of any payment or benefit to be made under this Agreement by seeking other employment or otherwise and that Tysoe will be permitted to become a consultant to Perella Weinberg Partners earning in total, with respect to services rendered from the Separation Date until the Retirement Date (the "Consulting Period"), not more per month than fifty percent of the amount set forth in Paragraph 2(a)(i) hereof. Tysoe agrees to notify the Company in advance of any proposed subsequent employment, or consulting services to be rendered, during the Consulting Period (other than with or to Perella Weinberg Partners) and of the compensation to be received or receivable from such subsequent employer or other third party during the Consulting Period. Any such employment or service will be subject to the prior written approval of the Company. Tysoe further agrees that, upon request from the Company, he will, from the Separation Date until the Retirement Date, provide substantiation concerning any and all compensation arrangements from a subsequent employer or third party.

        In connection with his termination of employment on the Retirement Date, Tysoe will follow the Company's standard procedures relating to departing employees, including, without limitation, returning (and providing confirmation that he has so returned) all Company owned property, documents and materials (including copies, reproductions, summaries and/or analyses), and all other materials that contain, reflect, summarize, describe, analyze or refer or relate to confidential information of the Company or Federated.
3.    No Solicitation. During the period commencing on the Effective Date and continuing until June 30, 2009 (the "Non-Solicitation Period"), Tysoe agrees that he will not actively, in personal conversations, by telephone, in writing (including but not limited to via electronic communications), or by any other medium, directly or indirectly through agents or representatives, without written permission from the Company, solicit any person who is on the Effective Date or at any time during the Non-Solicitation Period, employed by the Company, or by its parents, divisions, subsidiaries or affiliated corporations, to terminate their employment with the Company or any of its parents, divisions, subsidiaries or affiliated corporations and commence employment at, or provide services to, any other business enterprise.

4.    Release by Tysoe.

      Tysoe for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, and forever discharges the Company from, agrees not to sue or join in any suit against the Company for, and agrees to indemnify the Company against, any and all arbitrations, claims (including claims for attorney's fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Tysoe now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to the obligations of the Company arising under this Agreement), against the Company ("Claims"), including but not limited to:

        any and all Claims, directly or indirectly, arising out of or relating to: (A) Tysoe's employment with the Company; and (B) Tysoe's resignation as Vice Chair of Federated and any other position described in Paragraph 1 of this Agreement.

        any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or disability, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the "ADEA"), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and Ohio Revised Code Chapter 4112;

        any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied; and

        any and all claims under or relating to any and all employee compensation, employee benefit, employee severance or employee incentive bonus plans and arrangements; provided that he shall remain entitled to the amounts and benefits specified in Paragraph 2 above. Tysoe agrees that he intends to release by this Agreement any and all worker compensation claims that he may have against the Company as of the date this Agreement is fully executed.

      Tysoe's release and covenant not to sue excludes claims that cannot be waived by law, including the right to file a charge with the Equal Employment Opportunity Commission; provided, however, that Tysoe specifically waives and releases the right to any monetary recovery or other relief from such a filing.

      Tysoe understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided under this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Tysoe ever had or now may have or ever will have against the Company to the extent provided in this Paragraph 4. Tysoe further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in this Agreement.

      Tysoe further understands and acknowledges that:

        The release provided for in this Paragraph 4, including claims under the ADEA to and including the date of this Agreement, is in exchange for the additional consideration provided for in this Agreement, to which consideration he was not heretofore entitled;

        He has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this Paragraph 4, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

        He has been given a period of twenty-one days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use as much of the twenty-one day period as he desires; and

        He may, within seven days after execution, revoke this Agreement. Revocation shall be made by delivering a written notice of revocation to the General Counsel at the Company. For such revocation to be effective, written notice must be actually received by the General Counsel at the Company no later than the close of business on the seventh day after Tysoe executes this Agreement. If Tysoe does exercise his right to revoke this Agreement, all of the terms and conditions of the Agreement shall be of no force and effect and the Company shall have no obligation to satisfy the terms or make any payment to Tysoe as set forth in Paragraph 2 of this Agreement.

      Tysoe will never file a lawsuit or other complaint asserting any claim that is released in this Paragraph 4. In the event Tysoe breaches this Paragraph 4(e), he agrees to indemnify the Company against any costs or expenses, including attorney fees, that the Company may incur in connection with such breach.

      Tysoe and the Company acknowledge that his retirement is by mutual agreement between the Company and Tysoe, and that Tysoe waives and releases any claim that he has or may have to re-employment.

      For purposes of the above provisions of this Paragraph 4, the "Company" shall include the Company and Federated and their predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel.
5.    Disclosure. From the date of this Agreement through the end of the Consulting Period, Tysoe will communicate the contents of Paragraphs 2(n)(ii), 3, 6, and 8 of this Agreement to any person, firm, association, or corporation other than the Company which he intends to be employed by or provide services to.

6.    Continued Availability and Cooperation.

      Tysoe hereby agrees to provide the Company with his cooperation and assistance, as reasonably requested by the Company, in regard to matters previously within the scope of his responsibility at the Company or about which he acquired knowledge while at the Company, including, without limitation, matters involving the sale of the Lord & Taylor and David's Bridal divisions.

      Tysoe shall cooperate fully with the Company and with the Company's counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Tysoe's employment by the Company or until the Retirement Date. This cooperation by Tysoe shall include, but not be limited to:

        making himself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony;

        if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company's counsel reasonably requests;

        refraining from impeding in any way the Company's prosecution or defense of such litigation or administrative proceeding; and

        cooperating fully in the development and presentation of the Company's prosecution or defense of such litigation or administrative proceeding.

      Except in connection with any investigation, civil or administrative proceeding or arbitration in which Tysoe has been named a defendant in his individual capacity, the Company shall reimburse Tysoe for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any employer of Tysoe, or with the requirements of any third party with whom Tysoe has a business relationship permitted hereunder that provides remuneration to Tysoe. Tysoe shall not unreasonably withhold his availability for such cooperation.

      Upon the Retirement Date, Tysoe will update the Company as to the status of all pending matters for which he was responsible or otherwise involved with respect to the Company.

      The Company agrees to indemnify Tysoe against claims or actions, arising from or connected with his past activities as an employee of the Company in a manner consistent with the Company's By-laws and Delaware law. Notwithstanding the foregoing, the Company will have no obligation to release, indemnify, hold harmless or defend Tysoe for any conduct by Tysoe alleged to be intentional or willful or that arises from a violation of any statutory prohibition unless such conduct was specifically requested by the Company. Tysoe warrants that he has disclosed to the Company all claims and circumstances and potential claims and circumstances that may exist or could reasonably be brought against him concerning his past activities as an employee.
7.    Successors and Binding Agreement.
      This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of "the Company" for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

      This Agreement shall inure to the benefit of and be enforceable by Tysoe's personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

      This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Subparagraphs (a) and (b) of this Paragraph 7.

      This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in Subparagraphs (a) and (b) of this Paragraph 7, no third party shall have any rights hereunder.
8.    Statements to Third Parties. Because the purpose of this Agreement is to settle amicably any and all potential disputes or claims among the parties, Tysoe shall not, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the Company or comment on its character or business reputation. Tysoe further hereby agrees not: (a) to comment to others concerning the status, plans or prospects of the business of the Company, or (b) to engage in any act or omission that would be detrimental, financially or otherwise, to the Company, or that would subject the Company to public disrespect, scandal, or ridicule. For purposes of this Paragraph 8, the "Company" shall mean the Company, Federated, and its directors, officers, predecessors, parents, subsidiaries, divisions, and related or affiliated companies. The Company agrees that its directors and executive officers shall not, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging Tysoe or comment on his character or business reputation. The foregoing undertakings shall not apply to any statements or opinions that are made under oath in any investigation, civil or administrative proceeding or arbitration in which the individual has been compelled to testify by subpoena or other judicial process or which are privileged communications.

9.    Notices. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company at its principal executive offices (to the attention of the General Counsel, with a copy to the Senior Vice President - Human Resources) and to Tysoe at his principal residential address on file with the Company, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

10.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Tysoe and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

11.    Entire Agreement. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and, except to the extent otherwise provided herein, shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

12.    Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the State of Ohio.

13.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.

14.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

15.    Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

16.    Further Assurances. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement. If so requested by the Company, Tysoe agrees to execute an additional release of claims, upon terms substantially similar to those contained in Paragraph 4 hereof, after the Separation Date and/or the Retirement Date.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on October 3, 2006, effective as of the date first set forth above.

FEDERATED CORPORATE SERVICES, INC.

By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: President

/s/ Ronald W. Tysoe
Ronald W. Tysoe